United States securities and exchange commission logo





                     July 20, 2023

       Tilman Fertitta
       Chief Executive Officer
       Landcadia Holdings IV, Inc.
       1510 West Loop South
       Houston, Texas 77027

                                                        Re: Landcadia Holdings
IV, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 25,
2023
                                                            File No. 001-40283

       Dear Tilman Fertitta:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation